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                                                             Exhibit 8.2



                                        December 24, 1996


ROC Communities, Inc.                                 Chateau Properties, Inc.
6430 South Quebec Street                              19500 Hall Road
Englewood, CO 80111                                   Clinton Twp., MI 48039



     Re: Tax Opinion Regarding Transaction under Section 351 of the Internal
         Revenue Code of 1986, as amended (the "Code"). REIT qualification of Chateau Properties, Inc. and Taxation as Partnerships of CP Limited Partnership and Chateau Subsidiary Partnerships.
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Ladies and Gentlemen:


     We have been asked by Chateau Properties, Inc., a Maryland corporation ("Chateau") to provide you with our opinion with respect to certain federal income tax matters in connection with the transactions (the "Transactions") contemplated by the Amended and Restated Agreement and Plan of Merger dated as of September 17, 1996, as amended by the amendment thereto dated as of December 20, 1996 (the "Merger Agreement") among ROC Communities, Inc. ("ROC"), Chateau and R Acquisition Sub, Inc. ("R Sub"), a Maryland corporation and wholly owned subsidiary of Chateau. The Transactions include the merger of R Sub with and into ROC (the "Merger") and the exchange (the "OP Unit Exchange") by certain holders ("Exchanging OP Unitholders") of limited partnership interests ("OP Units") in CP Limited Partnership, a Maryland limited partnership ("Operating Partnership") of an aggregate of 6,127,575 OP Units for an equal number of shares of the $.01 par value per share common stock ("Common Stock") of Chateau. As a part of the Transactions, and in order to participate in the OP Unit Exchange, the Exchanging OP Unitholders are required, among other things, to waive (the "Dividend Waiver") all rights which they may have to receive a stock dividend and corresponding OP Unit distribution with respect to the OP Units exchanged. The stock dividend waived will be re-allocated to the Chateau stockholders of record as of the record date for the stock dividend. We are acting as counsel to Chateau in connection with the Transactions. Capitalized terms used herein but not defined shall have the meanings provided in the Merger Agreement.


     In rendering the opinions expressed herein, we have examined and relied upon the following (together referred to herein as the "Transaction Documents"):


     (i)     The Merger Agreement;

     (ii) Separate Chateau Securityholder Agreements each dated December 18, 1996 between each Exchanging OP Unitholder, the Operating Partnership, ROC and Chateau (the "Exchange Agreements");




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     (iii)   The Registration Statement of Chateau on Form S-11 dated
November 16, 1993 and the Registration Statement of the Operating Partnership on Form S-11 dated February 23, 1995 (the "Registration Statements");

     (iv) The Joint Proxy Statement/Prospectus of Chateau and ROC dated December 24, 1996 (the "Proxy Statement");

     (v) The Private Placement Memorandum of Chateau dated November 18, 1996 (the "Chateau Private Placement Memorandum")'

     (vi) The Certificate of Representations dated December 23, 1996 provided to us by Chateau and the Operating Partnership (the "Chateau Certificate") which generally relates to the qualification of the Merger and the OP Unit Exchange as a tax-free transfer, to the classification and operation of Chateau as a REIT and the organization and operation of Chateau the Operating Partnership and each Chateau Subsidiary organized as partnership joint venture or limited liability company;

     (vii) The Certificate of Representations dated December 20, 1996 provided to us and Rogers & Wells by ROC and RCIP, L.P. (the "ROC
Certificates") which generally relates to the qualification of the Merger and the OP Unit Exchange as a tax-free transfer, to the classification and operation of ROC as a REIT and the classification and operation of ROC, RCIP, L.P. and the Financing Partnership;

     (viii) The Amended and Restated Agreement of Limited Partnership of CP Limited Partnership dated November 23, 1994, as amended (the "Operating Partnership Agreement");

     (ix) The partnership agreement or operating agreement of each Chateau Subsidiary organized as a partnership, joint venture or limited liability company, as the case may be (the "Partnership Agreements");

     (x) The Private Letter Ruling dated April 5, 1996, issued by the Internal Revenue Service to Chateau; and

     (xi) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.


     In our examination of the Transaction Documents, we have assumed: (i) that all such documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, and that such documents have not been subsequently amended; (ii) the signatures on each original document are genuine; (iii) that all such documents have been or will be duly executed to the extent required by persons having proper authority and capacity; (iv) that all representations and statements set forth in such documents are true and correct; (v) that any representation or statement made as a belief or qualified "to the knowledge" of any person, persons

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ROC Communities Inc. and Chateau Properties, Inc.                            3
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or entity or similarly qualified is correct and accurate without such qualification; (vi) that all obligations or commitments imposed by or described in any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vii) that Chateau, ROC, the Operating Partnership, the Chateau Subsidiaries, the Financing Partnership and R Sub at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of Chateaus's, ROC's, the Operating Partnership's, each Chateau Subsidiary's and the Financing Partnership's intended activities as described in the Transaction Documents. In addition, in rendering the opinion below with respect to the qualification and taxation of Chateau as a REIT following the Merger, we have relied, with the consent of Rogers & Wells, on their opinion dated December 24, 1996, regarding the qualification and taxation of ROC as a REIT under the Code prior to and following the Merger and the treatment of the Financing Partnership as a partnership for federal income tax purposes.

       In addition, we have further assumed, without independent verification, that there will be no sale, exchange or other disposition by any of the stockholders of ROC, pursuant to a prearranged plan or binding agreement or obligation entered into or arising prior to the consummation of the Merger, of a number of shares of Common Stock that would reduce the aggregate number of shares of Common Stock owned by the ROC stockholders and Exchanging OP Unitholders immediately following the Transactions (after giving effect thereto) to an amount less than eighty (80%) percent of the outstanding shares of Common Stock as of such time.

       Based upon and subject to the foregoing, it is our opinion that:

               (i) commencing with its taxable year ended December 31, 1993, Chateau was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code;

               (ii) the Operating Partnership has been at all times (and each Chateau Subsidiary organized as a Partnership, joint venture or limited liability company has since its acquisition by Chateau) and, following the Merger (after giving effect thereto), will be treated as a partnership for federal income tax purposes and not as a corporation or an association taxable as a corporation;

               (iii) the Merger will be treated for federal income tax purposes as a tax-free transfer by the stockholders of ROC of their shares of ROC Stock to Chateau in exchange for shares of Common Stock, and the transfer by the Exchanging OP Unitholders of OP Units pursuant to the Exchange Agreements will be treated for federal income tax purposes as a tax-free transfer by such Exchanging OP Unitholders of their OP Units in exchange for shares of Common Stock, under Section 351 of the Code, and no gain or loss will be recognized by ROC, its stockholders or the Exchanging OP Unitholders as a result of such transfers, except to the extent provided in Section 357(c) of the Code (which generally provides that gain results to the extent that liabilities assumed or to which property is subject


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       exceeds the adjusted basis of the properties transferred); and

               (iv) following the Merger (after giving effect thereto) Chateau's proposed method of operation as described in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 24, 1996, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

       The opinions set forth above represent our conclusions as to the application of federal income tax laws as of the date of this letter to the Transactions and are based upon various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which could modify or supercede our opinions. Any change that is made after the date of this letter in any of the foregoing or any variations or difference in the facts from those set forth in the Transaction Documents may affect the conclusions stated herein and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

        With respect to the tax consequences of the Dividend Waiver, you should be aware that, while Section 305(a) of the Code provides that gross income does not include any distribution of the stock of a corporation made by such corporation to its shareholders with respect to its stock, the Dividend Waiver may be viewed by the Internal Revenue Service as resulting in taxable income to the Chateau Shareholders. This could include an argument that the Dividend Waiver is not a distribution of the Common Stock by Chateau to the Chateau Shareholders but instead a direct transfer of value by the Exchanging OP Unitholders to such shareholders. Alternatively, even if the distribution of the common stock of Chateau was characterized as a distribution by Chateau of its common stock, the Internal Revenue Service could argue that the general rule of nontaxability does not apply pursuant to the exceptions to tax free treatment under Section 305(b) or Section 305(c) of the Code. The tax consequences of the Dividend Waiver will depend upon an interpretation of the particular facts and circumstances. Because of the limited authority addressing this issue, the outcome is uncertain.

        The opinions set forth above merely represent our judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinions.

        Further, the opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, Chateau's qualification and taxation as a REIT depends upon Chateau's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because Chateau's satisfaction of these requirements will depend on future events, no assurance can be given that the

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actual results of Chateau's's operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Transaction Documents.

     The opinions set forth in this letter are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or an insuring agreement.

     This opinion is given for the sole benefit of Chateau and ROC and their respective shareholders and may not be relied upon by any other person or entity without our prior written consent. We express no opinion as to any federal income tax issue or other matter except those specifically set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 24, 1996 and to the reference to us under the headings "Federal Income Tax Consequences" and "Federal Income Tax Considerations Relating to Chateau and ROC" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               Very truly yours,

                                               /s/ Timmis & Imman L.L.P.